Exhibit 99.1

             SICOR Announces Third Quarter 2003 Financial Results



    IRVINE, Calif., Oct. 23 /PRNewswire-FirstCall/ -- SICOR Inc.

(Nasdaq: SCRI) today announced that total revenue for the three months ended

September 30, 2003 increased 23% to $143.0 million compared to $115.9 million for the three months ended September 30, 2002, due principally to new product introductions in the finished dosage operations.  Gross margins increased to

55% in the third quarter of 2003 from 52% in the third quarter of 2002, due mainly to new product introductions.

    Research and development expenses increased 51% to $8.8 million for the third quarter of 2003 compared to $5.8 million in the comparable quarter of the prior year.  This increase is primarily due to higher development expenses related to proprietary and biopharmaceutical products.

    Selling, General and Administrative expenses during the third quarter of

2003 increased 58% to $22.0 million compared to $13.9 million in the same period a year earlier, reflecting approximately $4.0 million of increased expenses associated with higher sales (including the expansion of SICOR's sales organizations), and expenses of $1.1 million related to strategic

corporate initiatives.   As a percent of total revenue, SG&A expenses

increased to 15% in the third quarter of 2003 from 12% in the third quarter of

2002.

    Net income for the quarter ended September 30, 2003 was $29.0 million, or

$0.24 per share on a diluted basis, compared to net income of $24.2 million,

or $0.20 per share on a diluted basis in the comparable quarter ended

September 30, 2002.

    "We continue to build momentum by following through on our strategic plan," stated Marvin Samson, president and chief executive officer.  "Strong performances in our key product lines enabled the company to deliver solid third quarter results.  In September, we launched fludarabine for injection, a vertically integrated oncology product, and added vinorelbine to Novation's private label portfolio.  Moving forward, we are projecting this strong revenue growth to continue in the fourth quarter and look forward to delivering another solid year in 2003."



    Nine Month Financial Results

    For the nine months ended September 30, 2003, total revenue increased 20%

to $405.0 million compared to $337.3 million for the nine months ended

September 30, 2002 due principally to new product introductions in the finished dosage operations.  Gross margins remained relatively flat at 55% in the first nine months of 2003 as compared to 54% in the first nine months of

2002.

    Research and development expenses increased 50% to $24.5 million for the first nine months of 2003 compared to $16.3 million in the comparable period in the prior year.  This increase is primarily due to higher development expenses related to proprietary and biopharmaceutical products.

    Selling, General and Administrative expenses during the first nine months of 2003 increased 27% to $58.5 million compared to $45.9 million in the same period a year earlier, reflecting increased expenses associated with higher sales (including the expansion of SICOR's sales organizations).  As a percentage of total revenue, SG&A expenses remained flat at 14% in both the first nine months of 2003 and 2002.

    Net income on a diluted basis for the first nine months of 2003 was $83.3 million, or $0.69 diluted earnings per share compared to net income of $73.2 million, or $0.61 diluted earnings per share for the same period of 2002.



    2003 Financial Outlook

    Based upon the results of the first nine months of 2003, SICOR believes that revenues will be in the range of $540 million to $550 million and diluted earnings per share in the range of $0.95 to $0.98 per share for 2003.

    SICOR Inc. invites you to listen to a live broadcast of its third quarter conference call on Thursday, October 23, 2003 at 10:00 a.m. ET.  The call will be hosted by Marvin Samson, president and chief executive officer, and may be accessed via our website at http://www.sicor.com on the Investor Resources &

News home page.  In the event that you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast.



    SICOR Inc. is a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals,

active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals.

Using internal research and development capabilities, together with operational flexibility and manufacturing and regulatory expertise, SICOR is able to take a wide variety of products from the laboratory to the worldwide market.  Leveraging these capabilities, SICOR concentrates on products and technologies that present significant barriers to entry or offer first-to-market opportunities.  SICOR operates several manufacturing facilities in the U.S., Western and Eastern Europe and Mexico, while maintaining its corporate headquarters in Irvine, California.



    This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements including whether SICOR will realize long-term growth, whether SICOR will achieve targeted top-line and bottom-line financial results for 2003, whether SICOR will reach growth targets in 2003, whether SICOR will deliver sustainable returns for its shareholders, and those matters set forth in the risk factors section of

SICOR's filings on Forms 10-K and 10-Q with the Securities and Exchange

Commission.  These forward-looking statements represent the Company's judgment as of the date of this press release.  The Company disclaims any intent or obligation to update these forward-looking statements.





                                  SICOR Inc.

                            PRESS RELEASE SUMMARY

                    Third Quarter Ended September 30, 2003

                                   ($000's)



                                       Three months ended  Nine months ended

                                            Sept 30,            Sept 30,

    Income Statement Data:               2003      2002      2003      2002



    Net product sales                  $142,998  $115,869  $404,997  $337,343



    Costs and expenses:

      Cost of sales                      64,544    56,196   183,896   154,221

      Research and development            8,804     5,819    24,509    16,325

      Selling, general and

       administrative                    21,960    13,875    58,516    45,948

      Amortization of intangibles         1,143       943     3,168     2,827

      Write-down of long-lived assets        --        --        --     1,229

    Operating income                     46,547    39,036   134,908   116,793

    Interest and other income

     (expense), net                         142       662      (335)      779

    Income before income taxes           46,689    39,698   134,573   117,572

    Provision for income taxes          (17,710)  (15,477)  (51,239)  (43,815)

    Net income                           28,979    24,221    83,334    73,757

    Dividends on preferred stock             --        --        --      (580)

    Net income applicable to common

     shares                             $28,979   $24,221   $83,334   $73,177



    Net income per share:

      Basic                               $0.24     $0.21     $0.70     $0.63

      Diluted                             $0.24     $0.20     $0.69     $0.61



    Weighted average number of common

     shares:

      Basic                             119,002   116,990   118,351   116,179

      Diluted                           121,850   120,478   121,231   120,149







    Balance Sheet Data:                            9/30/03   12/31/02

                                                             (audited)

    Assets:

       Cash and short-term investments             $277,036   $199,823

       Accounts receivable, net                      81,051     84,707

       Inventory, net                                96,865     75,870

       Other current assets                          40,184     39,820

       Long-term investments                         96,126    130,416

       Property and equipment, net                  205,575    186,616

       Intangibles, net                             111,188    111,022

       Other assets                                  20,849     35,104

          Total assets                             $928,874   $863,378



    Liabilities and stockholders' equity:

       Current liabilities                         $114,098   $133,121

       Other liabilities                             13,599     30,272

       Deferred taxes                                13,837     14,535

       Stockholders' equity                         787,340    685,450

          Total liabilities and

           stockholders' equity                    $928,874   $863,378







                                  SICOR Inc.

                            PRESS RELEASE SUMMARY

                    Third Quarter Ended September 30, 2003

                                   ($000's)



                                        Three months ended  Nine months ended

                                               Sept 30,          Sept 30,

    Supplementary Financial Information:    2003       2002       2003   2002



    Net Product Sales Data:



           Propofol                          22%        33%        26%    31%

           Other finished dosage             58%        46%        53%    48%

       Total finished dosage                 80%        79%        79%    79%

       Active pharmaceutical ingredients     19%        20%        20%    20%

       Generic biopharmaceuticals             1%         1%         1%     1%

                                            100%       100%       100%   100%



    Investor Data:



       Gross margin*                         55%        52%        55%    54%

       Research and development*              6%         5%         6%     5%

       Selling, general and

        administrative*                      15%        12%        14%    14%

       Operating income*                     33%        34%        33%    35%

       Effective tax rate**                  38%        39%        38%    37%



    * As a percentage of net product sales.

    ** As a percentage of income before income taxes.





SOURCE  SICOR Inc.

    -0-                             10/23/2003

    /CONTACT:  Laurie W. Little of SICOR Inc., +1-949-455-4879/

    /Web site:  http://www.sicor.com /

    (SCRI)



CO:  SICOR Inc.

ST:  California

IN:  BIO HEA MTC

SU:  ERN ERP CCA